Exhibit 10.4

***Text Omitted and Filed Separately with

the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

AMENDED AND RESTATED

LICENSE AGREEMENT

BETWEEN

HORIZON ORPHAN LLC

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NOS. SD2006-092, SD2017-110, SD2017-113 AND SD2017-236

AMENDED AND RESTATED LICENSE AGREEMENT

This agreement (“Agreement”) is made by and between Horizon Orphan LLC, as successor in interest to Raptor Pharmaceuticals, Inc. (f/k/a Encode Pharmaceuticals, Inc.), a Delaware limited liability company having an address at 150 South Saunders Road, Lake Forest, Illinois 60045 (“LICENSEE”) and The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“UNIVERSITY”), represented by its San Diego campus having an address at University of California, San Diego, Office of Innovation and Commercialization, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UCSD”). This Agreement is being entered into as of the date of last signature below (“Execution Date”) and is deemed effective as of October 31, 2007 (“Effective Date”).

RECITALS

WHEREAS, as of the Execution Date hereof, UNIVERSITY and LICENSEE are parties to that certain License Agreement dated as of October 30, 2012 (entered into as an Amended and Restated License Agreement), as further amended effective as of March 1, 2013 and as of December 16, 2013 (as amended, the “Prior Agreement”), which agreement grants specific rights to the inventions disclosed in UCSD Disclosure Docket No. SD SD2006-092 and titled “Enterically Coated Cysteamine”, made in the course of research at UCSD by Drs. Ranjan Dohil and Jerry Schneider; SD2017-110 “Methods of treating non-alcoholic steatohepatitis (NASH) using cysteamine compounds”, made with Licensee in the course of research at UCSD by Dr. Dohil; SD2017-113 “Formulations of cysteamine and cystamine”, made in the course of research at UCSD by Dr. Dohil; and SD2017-236 “Delayed release cysteamine bead formulation”, made with Licensee in the course of research at UCSD by Dr. Dohil (hereinafter and collectively, the “Invention” and “Inventors”) and covered by Patent Rights (as defined herein) and Technology (as defined herein);

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, and sale of the Invention, and the UNIVERSITY is willing to grant such rights.

WHEREAS LICENSEE and UNIVERSITY now wish to restate and further amend the Prior Agreement in order to modify certain terms and conditions thereof in light of the development and commercialization activities that have occurred and are planned with respect to the Licensed Product(s) (as defined below); and

WHEREAS, as of the Execution Date hereof, UNIVERSITY and LICENSEE are parties to that certain License Agreement dated as of December 12, 2012, as amended, with regard to an invention titled “Intravenous cysteamine for rapid elevation of adiponectin levels during myocardial infarction and other situations of oxidative stress/ischemia” (the “CV License”), and the parties are terminating the CV License Agreement as of the Execution Date, and UNIVERSITY has requested, and LICENSEE is willing to accommodate, certain amendments to the Prior Agreement as a result of such termination, as set forth herein.

NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1 “Affiliate” means any corporation or other business entity which is bound in writing by LICENSEE to the terms set forth in this Agreement and in which LICENSEE owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an “Affiliate” includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2 “Commercially Reasonable Efforts” means, […***…].

1.3 “Cystinosis Indication” means the diagnosis, prevention or treatment of cystinosis, including nephropathic cystinosis.

1.4 “Field” means all modes of administration and uses whatsoever and, beginning on the Execution Date, specifically excluding intravenous administration for treatment of cardiovascular and ischemic injury or disease.

1.5 “Generic Product” means, with respect to a Licensed Product, any pharmaceutical or biological product that (i) is distributed by a third party under an application for approval approved by a regulatory authority in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product, including any product authorized for sale (a) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the Act (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (b) in the EU pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision) or (c) in any other country or jurisdiction pursuant to all equivalents of such provisions or (ii) is otherwise substitutable under applicable law for such Licensed Product when dispensed without the intervention of a physician or other health care provider with prescribing authority.

1.6 “HD Indication” means the diagnosis, prevention or treatment of Huntington’s Disease.

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1.7 “Licensed Method” means any method that uses Technology, or that is claimed in Patent Rights (as defined below), the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within Patent Rights.

1.8 “Licensed Product” means any service, composition or product that uses Technology, or that is claimed in Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights.

1.9 “NASH Indication” means the diagnosis, prevention or treatment of nonalchoholic steatohepatitis.

1.10 “Net Sales” means […***…].

1.11 “Patent Costs” means […***…].

1.12 “Patent Rights” means […***…].

The “Patent Rights” in which UNIVERSITY has rights as of the Execution Date are set forth in Exhibit A, which are all such patent applications or patents described in this Paragraph 1.12 as of the Execution Date.

1.13 “Regulatory Authority” means (a) the FDA in the United States or (b) any equivalent agency or governmental authority in any country or other jurisdiction outside the United States that has responsibility for granting any licenses or approvals necessary for the marketing and/or sale of a Licensed Product in such country or other jurisdiction (including, without limitation, any supra-national agency such as the “European Medicines Agency” (EMA)).

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1.14 “Royalty Term” means, with respect to each Licensed Product, the period beginning on the date of the first commercial sale of such Licensed Product and ending on the last to occur of: (i) the expiration of the last-to-expire Patent Rights in the applicable country that covers the making, sale, offer for sale or import of such Licensed Product in such country; and (ii) the […***…] of the first commercial sale of such Licensed Product.

1.15 “Sublicense” means an agreement with a third party that is not an Affiliate of LICENSEE for the purpose of (i) granting rights under the Patent Rights to make, have made, use, sell or import Licensed Products; (ii) granting an option under the Patent Rights to make, have made, use, sell or import Licensed Products; or (iii) forbearing the enforcement of any Patent Rights granted to LICENSEE under this Agreement. “Sublicensee” means a third party that is not an Affiliate which enters into a Sublicense.

1.16 “Sublicense Fees” means all upfront fees, milestone payments and similar license fees received by LICENSEE from its Sublicensees in consideration for the grant of a Sublicense, but excluding:

(i) any royalty payments;

(ii) payments for equity or debt securities of LICENSEE (except to the extent such payments exceed the fair market value of such securities upon date of receipt, in which case such premiums over fair market value shall be deemed to be “Sublicense Fees”);

(iii) research or development funding to be applied directly to the future research and/or development of Licensed Products; and

(iv) payments and reimbursement of Patent Costs paid to UNIVERSITY by LICENSEE with respect to the filing, preparation, prosecution or maintenance of the Patent Rights.

1.17 “Technology” means the written technical information and know-how relating to the Invention, which the UNIVERSITY provides to LICENSEE prior to and during the Term of this Agreement.

1.18 “Term” means the period of time beginning on the Effective Date and, unless earlier terminated in accordance herewith, ending on the date of expiration of the last Royalty Term for the last Licensed Product in all countries in the Territory.

1.19 “Territory” means world-wide.

ARTICLE 2. GRANTS

2.1 License. Subject to the limitations set forth in this Agreement, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make and have made, to use and have used, to sell and have sold, to offer for sale, and to import and have imported Licensed Products and to practice Licensed Methods and to use Technology, in the Field within the Territory. The license granted herein is exclusive for Patent Rights and non-exclusive for Technology. Upon expiration of the Royalty Term and provided that all royalty

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payments due hereunder have been paid, LICENSEE shall retain the license granted herein on a continuing fully paid-up royalty-free basis.

2.2 Sublicense.

(a) The license granted in Paragraph 2.1 includes the right (i) to grant Sublicenses to third parties, through multiple tiers of Sublicensees, during the Term but only for as long the license is exclusive with respect to any Patent Rights and (ii) to grant sublicenses to Affiliates, through multiple tiers of Affiliates and Sublicensees.

(b) With respect to Sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(i) not receive, or agree to receive, any non-cash consideration in lieu of cash as consideration from a third party under a Sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY;

(ii) to the extent applicable to the rights granted under a Sublicense, include all of the rights of and obligations due to UNIVERSITY and contained in this Agreement;

(iii) within […***…] of the execution of the Sublicense agreement, provide UNIVERSITY with a copy of each Sublicense issued; and

(iv) collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c) Upon termination of this Agreement for any reason, UNIVERSITY may terminate a Sublicensee but will allow any Sublicenses granted by LICENSEE or its Affiliates prior to such termination to survive as direct licenses from UNIVERSITY provided a) that the Sublicensee is in good standing upon termination of this Agreement with Licensee; and b) the Sublicensee is not currently involved in litigation as an adverse party to the UNIVERSITY. In no case, however, will UNIVERSITY be bound by duties and obligations contained in any Sublicense that extends beyond the duties and obligations of the UNIVERSITY set forth in this Agreement. If a Sublicense survives, the Sublicensee will promptly agree in writing to be bound by the applicable terms of this Agreement, including but not limited to, in lieu of the payment obligations under the applicable Sublicense agreement from the LICENSEE to said Sublicensee, payment to the UNIVERSITY of milestone, earned royalty, patent reimbursement, and Sublicense fees required under Article 3 applicable to such Sublicensee. If there is more than one Sublicense that survives the termination of this Agreement, the payment obligations for Patent Costs may be prorated among the Sublicensees of relevant Patent Rights.

2.3 Reservation of Rights. UNIVERSITY reserves the right to:

(a) use the Invention, Technology and Patent Rights for educational and research purposes;

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(b) publish or otherwise disseminate any information about the Invention and Technology at any time; and

(c) allow other nonprofit institutions to use and publish or otherwise disseminate any information about Invention, Technology and Patent Rights for educational and research purposes.

ARTICLE 3. CONSIDERATION

3.1 Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the license granted herein to LICENSEE under Technology, and Patent Rights. LICENSEE shall pay UNIVERSITY:

(a) a license issue fee of fifty thousand dollars (US$50,000), within thirty (30) days after the Effective Date (it being understood that LICENSEE has fully performed this obligation as of the Execution Date);

(b) license maintenance fees of fifteen thousand dollars (US$15,000) per year and payable on the first anniversary of the Effective Date and annually thereafter on each anniversary; provided however, that LICENSEE’s obligation to pay this fee shall end on the date when LICENSEE is commercially selling a Licensed Product (it being understood that LICENSEE has fully performed this obligation as of the Execution Date);

(c) a license restatement fee of […***…];

(d) milestone payments in the amounts payable according to the following schedule or events:

Amount	Date or Event

(i)	For each orphan indication, the following amounts will be paid:

[…***…]

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[…***…]

For clarity, it is agreed that as of the Execution Date LICENSEE has […***…] under such clause with respect to such indication.

(ii)	For each non-orphan indication, the following amounts will be paid:

[…***…]

For clarity, it is agreed that as of the Execution Date LICENSEE […***…] under such clause with respect to such indication.

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(e) during the Royalty Term, an earned royalty of […***…].

(f) a percentage of all Sublicense Fees received by LICENSEE from its Sublicensees […***…]:

[…***…];

(g) during the Royalty Term, on each and every Sublicense royalty payment received by LICENSEE from its Sublicensees on Net Sales of Licensed Product by Sublicensee, the higher of (i) the applicable percentage, determined pursuant to Paragraph 3.1(f), of royalty amounts received by LICENSEE from such Sublicensee; and (ii) royalties based on the applicable royalty rate in Paragraph 3.1(e) as applied to Net Sales of such Sublicensee. For the sake of clarity, royalties due for Net Sales by Licensee and/or Affiliate(s), Paragraph 3.1(e) will apply and for Net Sales by Sublicensee, this Paragraph 3.1(g), will apply;

(h) beginning the calendar year of commercial sales of the first Licensed Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by

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LICENSEE under Paragraphs 3.1(e) and (g) to UNIVERSITY in any such year cumulatively amounts to less than:

a. […***…]

b. […***…]

(“minimum annual royalty”), LICENSEE shall pay to UNIVERSITY on or before February 28 following the last quarter of such year the difference between the applicable minimum annual royalty above and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(e) and (g); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year.

3.2 Payment. All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(h) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

3.3 Patent Costs. LICENSEE shall reimburse UNIVERSITY all past (prior to the Execution Date) and future (on or after the Execution Date) Patent Costs within […***…] following the date an itemized invoice is sent from UNIVERSITY to LICENSEE. In UNIVERSITY’s discretion, for Patent Costs anticipated to exceed […***…] (“Anticipated Costs”), UNIVERSITY will inform LICENSEE no less than […***…] prior to the date when Anticipated Costs are incurred. UNIVERSITY may, at its discretion and in accordance with Paragraph 5.1(c), require full advance payment of Anticipated Costs at least […***…] before required filing dates (“Advance Payment Deadline”). […***…]. In the event that the Anticipated Costs paid by LICENSEE are greater than the actual cost, the excess amount is creditable against future Patent Costs. In the event that the actual costs exceed the Anticipated Costs paid in advance by LICENSEE, LICENSEE shall pay such excess costs within […***…] following the date an itemized invoice is sent as set forth in Paragraph 4.3.

3.4 Due Diligence.

(a) Cystinosis Indication. LICENSEE shall use Commercially Reasonable Efforts to maintain existing regulatory approvals for a Licensed Product for the Cystinosis Indication and to continue to commercialize a Licensed Product for the Cystinosis Indication in the counties where such regulatory approvals have been obtained.

(b) HD Indication. LICENSEE shall use Commercially Reasonable Efforts to […***…]

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[…***…]. Except as provided in this Paragraph 3.4(b), LICENSEE shall have no other diligence obligations with respect to the development, commercialization or other exploitation of any Licensed Product for the HD Indication.

(c) NASH Indication.

(i) Background. Raptor Pharmaceutical, Inc., executed an agreement with the National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK), part of the National Institutes of Health, whereby the NIDDK sponsored and conducted the CyNCh study that was designed to evaluate the safety and efficacy of a delayed-release formulation of cysteamine bitartrate in children with biopsy-confirmed NASH (the “CyNCh Study”). Although the CyNCh Study did not achieve its primary endpoints, following receipt and full analysis of data from the CyNCh Study, LICENSEE will consider whether to pursue further development of a delayed-release formulation of cysteamine bitartrate for NASH. […***…].

(ii) Establishment of NASH Working Group. The parties shall form a joint working group to further evaluate the possible further development and clinical investigation of a cysteamine bitartrate delayed-release formulation for patients diagnosed with NASH. […***…].

(iii) Responsibilities of the NASH Working Group. The NASH Working Group shall have the following responsibilities:

(A) […***…]: and

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(B) within […***…] of the first meeting of the NASH Working Group (or such longer period as agreed by the NASH Working Group), make recommendations (collectively the “NASH Recommendations”) with regard to […***…]

(iv) General Provisions Governing NASH Working Group. The following general provisions shall govern the conduct of the NASH Working Group, except as otherwise expressly provided in this Agreement or as agreed by the parties in writing:

(A) Composition. Each party shall appoint representatives to the NASH Working Group to engage in the NASH evaluation. The NASH Working Group shall consist of […***…] number of representatives from each of the parties, each with the requisite experience and seniority to enable him or her to contribute to evaluation to be conducted by the NASH Working Group. The NASH Working Group shall include, in the case of UNIVERSITY, […***…], and in the case of LICENSEE, its or its parent company’s […***…]. Other relevant thought leaders may be included as the parties agree. From time to time, each party may substitute one or more of its representatives on written notice to the other party. The NASH Working Group shall have co-chairpersons. UNIVERSITY and LICENSEE shall each select from their representatives a co-chairperson for the NASH Working Group, and each party may change its designated co-chairperson from time to time on written notice to the other party. […***…].

(B) Recommendations. The NASH Working Group shall have the right to adopt such standing rules as shall be necessary or useful for its work to the extent that such rules are not inconsistent with this Agreement. […***…].

(C) Meetings. The NASH Working Group shall establish a schedule of times for meetings to carry out the work of the NASH Working Group; provided, that the NASH Working Group shall meet at least […***…]. Such meetings may be in person or by telephone, video conference or similar means by which each participant can hear what is said by, and be heard by, the other participants. Subject to Horizon’s prior approval of any in-person NASH Working group meeting, including the location and

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attendees, LICENSEE shall be responsible for […***…] of UNIVERSITY representatives incurred for participation in attending such meetings of the NASH Working Group, as arranged by LICENSEE or otherwise approved in advance by LICENSEE.

(D) Agendas and Minutes. The co-chairpersons shall agree in advance of each meeting on an agenda for such meeting. The co-chairpersons or their designees shall prepare and circulate, for review and approval of the parties, minutes of each meeting within […***…] after such meeting. The parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the NASH Working Group.

(v) Determination Regarding Conduct of a NASH Study. LICENSEE shall consider the NASH Working Group’s final NASH Recommendations and determine whether it will commit to fund and carry out a NASH Study, subject to obtaining any regulatory approvals or authorizations from the FDA required for the conduct of a NASH Study. […***…]. No later than […***…] after LICENSEE’s receipt of the NASH Working Group’s final NASH Recommendations or such other date as the parties may agree (the “Determination Date”), LICENSEE shall notify UNIVERSITY in writing of LICENSEE’s determination.

(A) In the event that LICENSEE declines to proceed with a NASH Study, unless otherwise agreed by the parties, the parties shall cooperate to mutually terminate the NASH Indication pursuant to Paragraph 7.4 within […***…] of the Determination Date.

(B) In the event that LICENSEE elects to proceed with a NASH Study, LICENSEE shall commit to fund up to […***…] to plan and conduct, and shall use Commercially Reasonable Efforts to plan and conduct, a NASH Study, including to commence promptly customary preparatory activities and seek required regulatory approvals or authorizations from the FDA with the goal of achieving first dosing of an enrolled study subject within […***…] of the Determination Date. LICENSEE shall form a steering committee that includes representatives of LICENSEE and one or more thought leaders in relation to NASH, including […***…], to consult on the study design and endpoints and the conduct of the study and shall consider in good faith the recommendations of such advisory group with respect thereto. Notwithstanding the foregoing, unless otherwise agreed by LICENSEE in its sole discretion, in no event shall LICENSEE’s obligation pursuant to this Paragraph 3.4(c)(v) require LICENSEE (including its Affiliates and Sublicensees) to allocate or incur more than […***…] in the aggregate […***…] to conduct a NASH Study.

(vi) In the event that LICENSEE elects to proceed with a NASH Study as allowed by the Regulatory Authority, then pursuant to Sections 3.4(c)(v)(A) and (B) within […***…] of the conclusion of such NASH Study, LICENSEE must either:

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(x) notify UNIVERSITY in writing that it is declining to further pursue a Licensed Product for the NASH Indication, in which case the parties shall cooperate to mutually terminate the NASH Indication pursuant to Paragraph 7.4, or

(y) use Commercially Reasonable Efforts to […***…].

3.5 No Other Diligence Obligations. The obligations of LICENSEE pursuant to this Paragraph 3.4 represent its only diligence obligations hereunder, recognizing that LICENSEE may elect to conduct additional activities with respect to one or more Licensed Products in the Field in its discretion to the extent consistent with the its license rights hereunder.

3.6 Requests for Support for Clinical Investigations. […***…].

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1 Reports and Periodic Meetings.

(a) Progress Reports and Periodic Meetings.

(i) Progress Reports. Beginning six (6) months after Effective Date and ending after first commercial sale of the last Licensed Product to be introduced, LICENSEE shall report to UNIVERSITY progress covering LICENSEE’s (and Affiliate’s and Sublicensee’s) activities for the preceding six (6) months to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such semi-annual reports shall be due within sixty (60) days of the reporting period and include a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Products, and summary of resources (dollar value) spent in the reporting period.

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(ii) Periodic Meetings. The parties shall establish a joint team (the “Project Team”) to meet on a periodic basis and provide a forum for discussing LICENSEE’s progress reports and other matters that relate to LICENSEE’s ongoing development and commercialization activities in relation to Licensed Products. Each Project Team shall try to meet at least twice each calendar year, or as otherwise agreed by the Project Team.

(b) Royalty Reports. After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each March 31, June 30, September 30 and December 31 of each year. Each royalty report shall cover LICENSEE’s (and each Affiliate’s and Sublicensee’s) most recently completed calendar quarter (until the expiration or termination of such period or the earlier expiration or termination of this Agreement) and shall show:

(i) the date of first commercial sale of a Licensed Product in each country;

(ii) the gross sales, deductions as provided in Paragraph 1.12 and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(iii) the applicable Indication for each type of Licensed Product sold;

(iv) the number of each type of Licensed Product sold;

(v) Sublicense Fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(vi) the method used to calculate the royalties; and

(vii) the exchange rates used.

If no sales of Licensed Products have been made and no Sublicense revenue has been received by LICENSEE during any reporting period, LICENSEE shall so report.

(c) Timely Reports. LICENSEE acknowledges the important value that timely reporting provides in UNIVERSITY’s effective management of its rights under this Agreement. LICENSEE further acknowledges that failure to render the reports required under this Paragraph 4.1 may harm UNIVERSITY’s ability to manage its rights under this Agreement. As such, reports not submitted by the required due date under this Paragraph 4.1 will cause to be due by LICENSEE to UNIVERSITY a late reporting fee of […***…] per month until such report, compliant with the requirements of this Paragraph 4.1, is received by UNIVERSITY. Payment of this fee is subject to Paragraph 4.3, Paragraph 7.1 and Paragraph 10.1 herein.

4.2 Records & Audits.

(a) LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and

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Sublicense Fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b) All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY’s Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of […***…] for any […***…], then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of […***…] per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of […***…] for any […***…] period], LICENSEE shall pay the difference within […***…] without interest charge or inspection cost.

4.3 Payments.

(a) General. All fees reimbursements and royalties due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to “The Regents of the University of California”, referencing UNIVERSITY’s taxpayer identification number, 95-6006144, and sent to UNIVERSITY according to Paragraph 10.1 (Correspondence). When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b) Royalty Payments.

(i) Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(ii) LICENSEE shall pay to UNIVERSITY earned royalties within […***…] after the end of each previously stated […***…] noted in Paragraph 4.1(b). Each such payment shall be for earned royalties accrued within such preceding […***…].

(iii) Royalties earned on sales occurring or under Sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY’s tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(iv) If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a

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Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of fund for as long as the legal restrictions apply.

(v) In the event that any patent or pending patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim within the Patent Rights that is patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim within the Patent Rights not involved in such final decision, or that are based on the use of Technology.

(vi) Royalty payments under Article 3, recoveries and settlements under Article 5, and royalty reports under 4.1(b) shall be rendered for any and all Licensed Products even if due after expiration of the Agreement (in each case with respect to the Net Sales for Licensed Products sold, and settlements entered into and recoveries received (as applicable) during the Term).

(c) Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of […***…] per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

ARTICLE 5. PATENT MATTERS

5.1 Patent Prosecution and Maintenance.

(a) Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.3, UNIVERSITY shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. For purposes of clarity, […***…]. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY. UNIVERSITY shall in any event control all patent filings and all patent prosecution decisions and related filings (e.g. responses to office actions) shall be at UNIVERSITY’s final discretion (prosecution includes, but is not limited to, interferences, oppositions and any other inter partes matters originating in a patent office).

(b) UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

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(c) LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon […***…] written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall have no further license with respect thereto. Non-payment of any portion of Patent Costs or Anticipated Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. UNIVERSITY is not obligated to file, prosecute, or maintain Patent Rights in any country where LICENSEE is not paying Patent Costs at any time or to file, prosecute, or maintain Patent Rights to which LICENSEE has terminated its license hereunder.

(d) LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and UNIVERSITY shall execute such documents and take any other additional action as LICENSEE reasonably requests in connection therewith.

5.2 Patent Infringement.

(a) In the event that UNIVERSITY (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or LICENSEE learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, LICENSEE has any exclusive rights under Patent Rights licensed under this Agreement (including with respect to any indication in the Field), neither party will notify a third party (including the infringer) of infringement or put such third party on written notice of the infringement of any Patent Rights without first obtaining consent of the other party.

(b) Except in the case of any infringement or action covered by Paragraph 5.2(d), LICENSEE shall have the first right, but not the obligation, to institute suit for patent infringement with respect to any Patent Rights against the infringer, and to institute any defense or counterclaim in connection with any third party infringement claim concerning any Licensed Product, at LICENSEE’s sole cost and expense, using counsel of its own choice; provided that, except in the case of any infringement or action covered by Paragraph 5.2(d), LICENSEE shall not institute any such suit for patent infringement with respect to any Patent Rights without the UNIVERSITY’s prior written consent, not to be unreasonably withheld or delayed; provided, further, that LICENSEE shall not institute any such suit for patent infringement unless and until infringing activity by the infringer has not abated within […***…] following the date the Infringement Notice takes effect. UNIVERSITY may voluntarily join (but not control) any such suit at its own expense using counsel of its own choice, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of LICENSEE’s suit or any judgment rendered in that suit. LICENSEE may not join UNIVERSITY in a suit initiated by LICENSEE without UNIVERSITY’s prior written consent, with such written consent subject to

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the approval of the UC Board of Regents and a response to the LICENSEE’s request for such consent to be provided as promptly as possible. If, in a suit initiated by LICENSEE, UNIVERSITY is involuntarily joined other than by LICENSEE, LICENSEE will pay any costs incurred by UNIVERSITY arising out of such suit, including but not limited to, any legal fees of counsel that UNIVERSITY selects and retains to represent it in the suit. In the event that, in a given country in which a Licensed Product is sold, there is infringing activity of potential commercial significance in such country with respect to Patent Rights in such country that cover the Licensed Product in the Field, which has not been abated and UNIVERSITY does not agree to join as a party in a suit proposed by LICENSEE to enforce Patent Rights against such infringement in such country, then the parties will meet and discuss a modification to LICENSEE’s obligation to pay royalties with respect to such Licensed Product in such country under this Agreement.

(c) If within a […***…] following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if LICENSEE has not brought suit against the infringer and is not otherwise engaged in reasonable efforts to cause such infringement to be abated, UNIVERSITY may institute suit for patent infringement against the infringer upon […***…] prior written notice to LICENSEE; provided that, at the request of LICENSEE, UNIVERSITY will first meet with LICENSEE and consider in good faith any reasons that LICENSEE believes that such a suit by UNIVERSITY may have an adverse effect. If UNIVERSITY institutes such suit, LICENSEE may not join such suit without UNIVERSITY’s consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of UNIVERSITY’s suit or any judgment rendered in that suit, and UNIVERSITY will control such patent infringement suit, and also will control any counterclaims and defenses in connection with such suit; provided however that, in the event LICENSEE did not bring suit against the infringer because of UNIVERSITY’s refusal to consent to be joined in a suit brought by LICENSEE, UNIVERSITY will not bring a suit against the infringer unless it allows LICENSEE, at LICENSEE’s expense, to join and share control of such suit (“UNIVERSITY Refusal Suit”).

(d) Notwithstanding the foregoing, if either party, for UNIVERSITY, to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement, (i) reasonably believes that a third party may be filing or preparing or seeking to file a generic or abridged drug approval application that refers or relies on regulatory documentation submitted by LICENSEE to any Regulatory Authority, whether or not such filing may infringe the Patent Rights; (ii) receives any notice of certification regarding the Patent Rights pursuant to the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)) (“ANDA Act”) claiming that any such Patent Rights are invalid or unenforceable or claiming that any such Patent Rights will not be infringed by the manufacture, use, marketing or sale of a product for which an application under the ANDA Act is filed; or (iii) receives any equivalent or similar certification or notice in any other jurisdiction, it shall (A) notify the other party in writing identifying the alleged applicant or potential applicant and furnishing the information upon which determination is based and (B) provide with a copy of any such notice of certification within […***…] of the date of receipt. LICENSEE shall have the first, right, but not the obligation, to institute suit with respect to any Patent Rights against any such third party, or its affiliate(s), including any parent entity(ies) or subsidiary(ies), or other entities working with such third party or its affiliate(s) in connection with such ANDA filing, at LICENSEE’s sole cost and expense, using counsel of its own choice

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and without any requirement of obtaining the consent of UNIVERSITY to the initiation of such suit. Notwithstanding any requirements set forth in Paragraph 5.2(b) with respect to initiation of any infringement action, LICENSEE shall be permitted to initiate such action at any earlier date in order to ensure compliance with any time limit, if any, set forth in appropriate laws and regulations for filing of such actions; provided, further, that if LICENSEE fails to confirm in writing to the UNIVERSITY that LICENSEE will bring suit against the third party providing notice of such certification within […***…] of receipt of such notice, UNIVERSITY shall have the right, but shall not be obligated, to bring suit against such third party, in which event UNIVERSITY shall hold LICENSEE harmless from and against any and all costs and expenses of such litigation, including reasonable attorneys’ fees and expenses. To clarify, see Paragraph 5.4(b) regarding UNIVERSITY being joined in an action brought by LICENSEE.

(e) Any monetary recovery or settlement received in connection with any suit covered by this Paragraph 5.2 will first be shared by UNIVERSITY and LICENSEE equally to cover the litigation costs each incurred, and next shall be paid to UNIVERSITY or LICENSEE to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by LICENSEE under Paragraphs 5.2(b) or (d), any recovery in excess of litigation costs will be shared between LICENSEE and UNIVERSITY as follows: (i) for any recovery other than amounts paid for willful infringement: (A) UNIVERSITY will receive […***…] of the recovery if UNIVERSITY was not a party in the litigation and did not incur any litigation costs; (B) UNIVERSITY will receive […***…] of the recovery if UNIVERSITY was a party in the litigation, but did not incur any litigation costs, including the provisions of Paragraph 5.2(b) above, or (C) UNIVERSITY will receive […***…] of the recovery if UNIVERSITY incurred any litigation costs in connection with the litigation; and (ii) for any recovery for willful infringement, UNIVERSITY will receive […***…] of the recovery. In any suit initiated by UNIVERSITY in accordance with the terms of this Agreement, any recovery in excess of litigation costs will belong to UNIVERSITY, except that in any UNIVERSITY Refusal Suit as defined in Paragraph 5.2(c), any recovery in excess of litigation costs will be shared […***…] by UNIVERSITY and […***…] by LICENSEE.

5.3 Invalidity or Unenforceability Defenses or Actions. Each party (in the case of UNIVERSITY to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement or, if applicable, the Patent Manager or Director of Commercialization) shall promptly notify the other party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Patent Rights by a third party of which such party becomes aware. As between the parties, LICENSEE shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Patent Rights, at LICENSEE’s sole cost and expense, using counsel of its own choice, when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an infringement action initiated pursuant to Paragraph 5.2(b) or (d). UNIVERSITY may participate in any such suit or proceeding in the Territory at its own expense using counsel of its own choice; provided that LICENSEE shall retain control of the defense in such suit or proceeding. If LICENSEE or its designee elects not to defend or control the defense of the Patent Rights in a suit or proceeding brought in the Territory or otherwise fails to initiate and maintain the defense of any such suit or proceeding, then UNIVERSITY may conduct and control the defense of any such suit or proceeding at its own expense pursuant to Paragraph 5.2(c). For the avoidance of doubt, interferences, oppositions and other inter partes matters originating in a patent office are subject

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to Paragraphs 5.1(a), (b), (c) and (d); provided that UNIVERSITY and LICENSEE will discuss LICENSEE taking the lead, at LICENSEE’s expense, on inter partes reviews and similar post-grant matters before the Patent Trial and Appeal Board or similar administrative body that are based on the same subject matter as the claims or counterclaims in an infringement action being led by LICENSEE pursuant to Section 5.2(b) or (d).

5.4 Related Provisions.

(a) LICENSEE may exercise any rights afforded to it in this Article 5, and satisfy its obligations under this Article 5, directly or by and through any Affiliate or Sublicensee so designated by LICENSEE for such purpose. Any agreement made by LICENSEE or its designee for purposes of settling litigation or other dispute shall comply with the requirements of Paragraph 2.2 (Sublicenses) of this Agreement.

(b) Each party will cooperate with the other in litigation proceedings instituted or defended hereunder but at the expense of the party who initiated or is defending the suit (unless such suit is being jointly prosecuted by the parties) including providing reasonable access to relevant documents and other evidence and making its employees available at reasonable business hours.

(c) Any litigation proceedings will be controlled by the party bringing the suit, except that UNIVERSITY may be represented by counsel of its choice at its cost and expense in any suit brought by LICENSEE.

5.5 Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws. LICENSEE shall be responsible for all monetary and legal liabilities arising from or caused by (i) failure to abide by applicable patent marking laws and (ii) any type of incorrect or improper patent marking.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

ARTICLE 7. TERMINATION OR EXPIRATION OF THE AGREEMENT

7.1 Term and Termination by UNIVERSITY.

(a) This Agreement shall be deemed to have commenced on the Effective Date and shall continue in effect until the last to expire Royalty Term anywhere in the Territory unless earlier terminated pursuant to Paragraph 7.1 or 7.2.

(b) Subject to Paragraph 7.1(d), if LICENSEE breaches its material obligations under this Agreement, then UNIVERSITY may give written notice of default (“Notice of Default”) to LICENSEE. If LICENSEE fails to cure the material breach within ninety (90) days of the Notice of Default, then (i) in the case of any Notice of Default based on LICENSEE’s material breach of its diligence obligations specified in Paragraphs 3.4(a), (b) or (c) with respect to a Cystinosis Indication, NASH Indication or HD Indication, as applicable, UNIVERSITY shall have the right and option, solely with respect to the applicable indication, to either terminate the license granted herein to such indication (in which case, the Field will exclude that terminated indication) or convert LICENSEE’s exclusive license to such indication to a nonexclusive license, and (ii) in the case of any other such material breach, UNIVERSITY may terminate this Agreement and the license granted herein. UNIVERSITY may exercise any such right to terminate or convert the license (in the case of clause (i), solely with respect to the applicable indication) by providing to LICENSEE a second written notice (in the case of a termination, a “Notice of Termination” and in the case of a license conversion, a “Notice of License Conversion”) to LICENSEE. If either such notice is sent to LICENSEE, this Agreement (or in the case of clause (i), the license solely with respect to the applicable indication) shall automatically terminate or the license shall convert to a non-exclusive license with respect to the subject indication, as applicable, on the effective date of that notice. Termination of this Agreement in its entirety or termination of the license granted herein with respect to any indication shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY. During the term of any such Notice of Default or period to cure, to the extent the default at issue is a failure to pay past or ongoing Patent Costs as provided for under this Agreement as provided in Paragraph 3.3, UNIVERSITY shall have no obligation to incur any new Patent Costs under this Agreement and shall have no obligation to further prosecute Patent Rights or file any new patents under Patent Rights.

(c) This Agreement will terminate immediately, without the obligation to provide ninety (90) days’ notice as set forth in Paragraph 7.1(b), if LICENSEE files a claim including in any way the assertion that any portion of UNIVERSITY’s Patent Rights is invalid or unenforceable where the filing is by the LICENSEE, a third party on behalf of the LICENSEE, or a third party at the written urging of the LICENSEE.

7.2 Termination by LICENSEE.

(a) LICENSEE shall have the right at any time and for any reason, upon a ninety (90) day written notice to UNIVERSITY, either to terminate this Agreement in its entirety or to terminate the licensed granted herein with respect to any one or more indication(s) (in which case, the Field will exclude that terminated indication(s)). Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b) Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3 Survival on Termination or Expiration. The following Paragraphs and Articles shall survive the termination or expiration of this Agreement:

(a) Paragraph 2.2(c);

(b) Article 4 (Reports, Records and Payments);

(c) Paragraph 7.3 (Survival on Termination or Expiration);

(d) Paragraph 7.5 (Disposition of Licensed Products on Hand);

(e) Article 8 (Limited Warranty and Indemnification);

(f) Article 9 (Use Of Names and Trademarks);

(g) Paragraph 10.2 hereof (Secrecy);

(h) Paragraph 10.5 (Failure to Perform); and

(i) Paragraph 10.6 (Governing Law).

7.4 Termination of License Solely to a Specific Indication. If the license granted in this Agreement is terminated solely with respect to a given indication under the provisions of Paragraph 3.4(c)(v)(A) or Paragraph 3.4(c)(vi) with respect to the NASH Indication or under the provisions of Paragraph 7.1(b) or Paragraph 7.2(a) with respect to any specific indication, but this Agreement is not terminated in its entirety, then following such termination solely with respect to a given indication, the provisions of this Agreement identified in Paragraph 7.3 shall remain in effect with respect to the terminated indication, as applicable (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety) and all provisions not surviving in accordance with the foregoing shall terminate with respect to the terminated indication upon the effective date of termination thereof. This Agreement shall continue in effect in accordance with its terms with regard to all indications other than any such terminated indication. If UNIVERSITY grants a license under the Patent Rights or Technology for such terminated indication to any third party, UNIVERSITY shall use reasonable efforts to cause such third party, on behalf of itself and its affiliates, to agree not to make, have made, sell, have sold, offer for sale or import (including for clinical or commercial purposes) any Licensed Product in the Field and such agreement shall provide that LICENSEE is a third party beneficiary with respect to such covenant, which shall be enforceable by LICENSEE.

7.5 Disposition of Licensed Products on Hand. Upon termination of this Agreement in its entirety or with respect to a particular indication, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of […***…] of

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the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

7.6 Availability of LICENSEE data and rights. In the event that the license granted in this Agreement is terminated with respect to the NASH Indication or the HD Indication and subject to Section 2.2(c), in the event that the UNIVERSITY grants or reasonably expects to grant a license under the Patent Rights to a third party to develop or commercialize a Licensed Product for such terminated indication, following UNIVERSITY’s reasonable request, UNIVERSITY and LICENSEE shall discuss in good faith whether LICENSEE would be willing grant any license or other rights to such third party with respect to clinical data or patent rights owned by LICENSEE that would be reasonably necessary or useful for the further development and commercialization of a Licensed Product for the such terminated indication, it being understood and agreed that the grant of such license or other rights is within the sole discretion of LICENSEE and would only be considered on commercially reasonable terms.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1 Limited Warranty.

(a) UNIVERSITY warrants as of the Effective Date and the Execution Date that it has the lawful right to grant this license. This warranty does not include Patent Rights to the extent assigned, or otherwise licensed, by UNIVERSITY’s inventors to third parties prior to the Effective Date.

(b) The license granted herein and the associated Technology are provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights or Technology will not infringe any other patent or other proprietary rights.

(c) EXCEPT WITH RESPECT TO A BREACH OF PARAGRAPH 8.1(a) ABOVE, A BREACH OF CONFIDENTIALITY UNDER PARAGRAPH 10.2 OR, IN THE CASE OF LICENSEE, LICENSEE’S DUTIES FOR CLAIMS OF THIRD PARTIES UNDER PARAGRAPH 8.2, NEITHER PARTY WILL BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(d) Nothing in this Agreement shall be construed as:

(i) a warranty or representation by UNIVERSITY as to the validity or scope of any Patent Rights;

(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(iv) conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(v) an obligation to furnish any know-how not provided in Patent Rights and Technology; or

(vi) an obligation to update Technology.

8.2 Indemnification.

(a) LICENSEE will, and will require Sublicensees to, indemnify, hold harmless, and defend UNIVERSITY and its officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of patents or patent applications under Patent Rights, and their employers; against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from, or arising out of, the exercise of this license or any Sublicense, except to the extent arising out of or related to Patent Rights to the extent assigned, or otherwise licensed, by UNIVERSITY’s inventors to third parties. This indemnification will include, but will not be limited to, any product liability.

(b) From and after […***…], LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self-insurance as follows:

(i) comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, […***…]; (B) products/completed operations aggregate, […***…]; (C) personal and advertising injury, […***…]; and (D) general aggregate (commercial form only), […***…]; Worker’s Compensation as legally required in the jurisdiction in which the LICENSEE is doing business;

(ii) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE; and

(iii) If the above insurance is written on a claims-made form, it shall continue for […***…] following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date.

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(c) Upon request, LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) indicate that UNIVERSITY has been endorsed as an additional insured party under the coverage referred to above; and (ii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY. LICENSEE shall provide […***…] advance written notice to the UNIVERSITY of any policy modification with respect to the matters addressed in clause (i) or (ii) of this Paragraph 8.2(c).

(d) UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article.

ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, “The Regents of the University of California” or the name of any campus of the University Of California is prohibited, without the express written consent of UNIVERSITY.

9.2 UNIVERSITY may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the Inventors not disclose such terms and conditions to others.

9.3 UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act. LICENSEE hereby grants permission for UNIVERSITY (including UCSD) to include LICENSEE’s name and a link to LICENSEE’s website in UNIVERSITY’s and UCSD’s annual reports and on UNIVERSITY’s (including UCSD’s) websites that showcase technology transfer-related stories.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1 Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a) on the date of delivery if delivered in person, or

(b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:

Horizon Orphan LLC

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150 South Saunders Road

Lake Forest, Illinois 60045

Attention: General Counsel

Phone: +1 224-393-3233 (direct)

Fax: +1-847-572-1631

Attention:

If sent to UNIVERSITY by mail:

University of California, San Diego

Office of Innovation and Commercialization

9500 Gilman Drive

Mail Code 0910

La Jolla, CA 92093-0910

Attention: Director of Commercialization

If sent to UNIVERSITY by courier:

University of California, San Diego

Office of Innovation and Commercialization

10300 North Torrey Pines Road

Torrey Pines Center North, Third Floor La Jolla, CA 92037

Attention: Director of Commercialization

10.2 Secrecy.

(a) “Confidential Information” shall mean (i) with respect to UNIVERSITY, information, including Technology, relating to the Invention and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, and (ii) with respect to LICENSEE, information disclosed by LICENSEE or any of its Affiliates to UNIVERSITY, or its employees or agents (including Drs. Dohil or Barshop) on or after the Execution Date that relates to (i) the business or operations of LICENSEE or any of its Affiliates, (ii) this Agreement or any activities of LICENSEE in relation to any Licensed Product, including any such information disclosed by or on behalf of LICENSEE in in connection with the NASH Working Group or the Project Team, or (iii) actual or planned patent prosecution or enforcement activities of LICENSEE or any of its Affiliates. The disclosing party will endeavor to mark Confidential Information (or cause such information to be marked) as “confidential” and reduce orally disclosed Confidential Information to writing within thirty (30) days of disclosure, provided that if any Confidential Information is disclosed and not so marked or reduced to writing, the receiving party agrees to treat such Confidential Information (or cause such information to be treated) as confidential to the extent that a reasonable person would consider such Confidential Information as confidential given the content and the circumstance of the disclosure.

(b) Each party and its employees and agents shall:

(i) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(ii) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(iii) not disclose Confidential Information to others (except to its employees and agents, or, in the case of LICENSEE as the receiving party, to its consultants or actual or proposed Sublicensees or acquirers who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of UNIVERSITY, except that receiving party shall not be prevented from using or disclosing any of the Confidential Information that:

(A) the receiving party can demonstrate by written records was previously known to it;

(B) is now, or becomes in the future, public knowledge other than through acts or omissions of the receiving party or its employees or agents;

(C) is lawfully obtained by the receiving party from sources independent of the disclosing party; or

(D) is required to be disclosed by law or a court of competent jurisdiction;

(E) is disclosed by the receiving party or its designee in connection with filings or submissions to Regulatory Authorities with respect to Licensed Products as permitted under the terms of this Agreement; and

(c) The secrecy obligations provided in this Paragraph 10.2 with respect to Confidential Information of the disclosing party shall continue for a period ending [*…***…] from the expiration or termination date of this Agreement.

10.3 Assignability. This Agreement is binding upon and inures to the benefit of UNIVERSITY, its successors and assigns. But it is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY. Notwithstanding the foregoing, the consent of UNIVERSITY will not be required if the assignment is in conjunction with the transfer of all or substantially all of the business of LICENSEE to which this Agreement relates or is to an Affiliate of LICENSEE.

10.4 No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5 Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

10.6 Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but

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the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7 Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party’s obligations herein shall resume.

10.8 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9 Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof, including the Prior Agreement.

10.10 Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11 Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

HORIZON ORPHAN LLC:		THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA:

By:	/s/ Brian K. Beeler	By:	/s/ Ruben Flores
Name:	Brian K. Beeler	Name:	Ruben Flores
Title:	Executive Vice President	Title:	Director, Office of Innovation
	General Counsel		and Commercialization

Date: 5/19/17			Date: 5/31/17

THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA:

By:	/s/ Lisa Meredith
Name:	Lisa Meredith
Title:	Associate Director,
Office of Contract and
Grant Administration

Date: May 31, 2017

EXHIBIT A

Patent Rights

Title	Territory	Date of Filing	Application No.	Publication No.	Patent No.	Status	Comment	Owner

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***Confidential Treatment Requested

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***Confidential Treatment Requested

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***Confidential Treatment Requested

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***Confidential Treatment Requested

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***Confidential Treatment Requested

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***Confidential Treatment Requested

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***Confidential Treatment Requested

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***Confidential Treatment Requested

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***Confidential Treatment Requested

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***Confidential Treatment Requested

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***Confidential Treatment Requested

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***Confidential Treatment Requested

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***Confidential Treatment Requested

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(1)	[…***…].

(2)	[…***…].

***Confidential Treatment Requested

A-14